Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Corporate Relations
(216) 447-9000
CBIZ REPORTS THIRD-QUARTER 2005 RESULTS
REVENUE GROWS 12.8%; SAME-UNIT REVENUE GROWS 8.7%
Cleveland, Ohio (October 25, 2005)—CBIZ, Inc. (NASDAQ: CBIZ) today announced third-quarter results for the period ended September 30, 2005.
CBIZ reported revenue of $135.3 million for the third quarter ended September 30, 2005, an increase of 12.8% over the $120.0 million recorded for the third quarter of 2004. Same-unit revenue for the third quarter increased by 8.7%, or $10.4 million. Revenue from newly acquired businesses contributed $4.9 million to revenue growth in the third quarter of 2005. CBIZ reported income from continuing operations of $2.8 million for the third quarter of 2005, or $0.04 per diluted share, compared with $1.6 million or $0.02 per diluted share in the third quarter of 2004.
For the nine-month period ended September 30, 2005, CBIZ reported revenue of $430.3 million, a 10.7%, or $41.6 million increase over the $388.7 million recorded for the comparable nine-month period a year ago. Same-unit revenue increased by 6.1%, or $23.8 million, for the first nine months of 2005 compared to the same period a year ago. Acquisitions contributed $18.4 million to revenue growth for the first nine months of 2005, while divested operations accounted for a revenue decline of $0.6 million compared with the same period a year ago. Income from continuing operations was $17.3 million for the first nine months of 2005, or $0.23 per diluted share, compared with $17.8 million for the first nine months of 2004, or $0.21 per diluted share.
Through September 30, 2005, the Company had repurchased approximately 3.2 million shares of its common stock at a cost of $13.7 million. At September 30, 2005, bank debt was $43.8 million compared with $53.9 million at December 31, 2004. Since September 30, 2005, the Company has repurchased an additional 583,000 shares.
“This represents the ninth consecutive quarter of same-unit revenue growth and each of our four business segments contributed to our growth in the third quarter. Results from our cross-serving initiatives are steadily improving and already, at this point in the year, we have achieved our full-year target. The acquisitions we made earlier in 2005 are performing well,” stated Steven L. Gerard, Chairman and CEO. “We are pleased that the same-unit revenue growth rate we achieved in the third quarter resulted in a continued improvement in our operating margin for the third quarter compared with the third quarter a year ago. As we enter the fourth quarter, our momentum continues to be positive. We expect to achieve growth in earnings per share for the full year of 2005 at

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007

the high end of our original guidance — an increase of 20% — 25% over the $0.21 reported for 2004. Our cash flow continues to be strong which has enabled us to continue our program of making acquisitions, conducting share repurchases, and reducing debt throughout this year,” concluded Mr. Gerard.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-888-545-0687 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-630-691-2764. A replay of the call will be available starting at 1:00 p.m. (ET), October 25 through midnight (ET), October 28, 2005. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 12935745. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ is a provider of professional business services to companies throughout the United States. As the largest benefits specialist, one of the top accounting, valuation and medical practice management companies in the United States, CBIZ provides integrated services in the following areas: accounting and tax; employee benefits; wealth management; property and casualty insurance; payroll; IS consulting; and HR consulting. CBIZ also provides internal audit; Sarbanes-Oxley section 404 compliance; valuation; litigation advisory; government relations; commercial real estate advisory; wholesale life and group insurance; healthcare consulting; medical practice management; and capital advisory services. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	SEPTEMBER 30,

	2005	%	2004 (1)%
Revenue	$135,339	100.0%	$119,974	100.0%

Operating expenses	120,836	89.3%	107,479	89.6%

Gross margin	14,503	10.7%	12,495	10.4%

Corporate general and administrative expense	6,364	4.7%	6,008	5.0%
Depreciation and amortization expense	3,807	2.8%	4,047	3.4%

Operating income	4,332	3.2%	2,440	2.0%

Other income (expense):
Interest expense	(787)	-0.5%	(369)	-0.3%
Gain on sale of operations, net	29	0.0%	78	0.1%
Other income, net	1,279	0.9%	521	0.4%

Total other income, net	521	0.4%	230	0.2%

Income from continuing operations before income tax expense	4,853	3.6%	2,670	2.2%

Income tax expense	2,091		1,059

Income from continuing operations	2,762	2.0%	1,611	1.3%

Loss from operations of discontinued businesses, net of tax	(1,529)		(1,493)
Gain on disposal of discontinued businesses, net of tax	802		238

Net income	$2,035	1.5%	$356	0.3%

Diluted earnings (loss) per share:
Continuing operations	$0.04		$0.02
Discontinued operations	(0.01)		(0.01)

Net income	$0.03		$0.01

Diluted shares outstanding	75,988		79,373

Other data from continuing operations:
EBIT (2)	$5,611		$2,961
EBITDA (2)	$9,418		$7,008
(1) Certain amounts in the 2004 financial data have been reclassified to conform to the current year presentation.
(2) EBIT represents income from continuing operations before income taxes, interest expense, and gain on divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(In thousands, except percentages and per share data)

	NINE MONTHS ENDED
	SEPTEMBER 30,

	2005	%	2004 (1)%
Revenue	$430,332	100.0%	$388,696	100.0%

Operating expenses	369,754	85.9%	330,754	85.1%

Gross margin	60,578	14.1%	57,942	14.9%

Corporate general and administrative expense	20,236	4.7%	17,757	4.6%
Depreciation and amortization expense	11,594	2.7%	12,014	3.1%

Operating income	28,748	6.7%	28,171	7.2%

Other income (expense):
Interest expense	(2,413)	-0.6%	(1,038)	-0.2%
Gain on sale of operations, net	29	0.0%	996	0.3%
Other income, net	2,836	0.7%	1,344	0.3%

Total other income, net	452	0.1%	1,302	0.4%

Income from continuing operations before income tax expense	29,200	6.8%	29,473	7.6%

Income tax expense	11,855		11,676

Income from continuing operations	17,345	4.0%	17,797	4.6%

Loss from operations of discontinued businesses, net of tax	(4,540)		(3,716)
Gain on disposal of discontinued businesses, net of tax	693		238

Net income	$13,498	3.1%	$14,319	3.7%

Diluted earnings (loss) per share:
Continuing operations	$0.23		$0.21
Discontinued operations	(0.05)		(0.04)

Net income	$0.18		$0.17

Diluted shares outstanding	76,886		82,480

Other data from continuing operations:
EBIT (2)	$31,584		$29,515
EBITDA (2)	$43,178		$41,529
(1) Certain amounts in the 2004 financial data have been reclassified to conform to the current year presentation.
(2) EBIT represents income from continuing operations before income taxes, interest expense, and gain on divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(In thousands, except percentages and ratios)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2005	2004 (3)	2005	2004 (3)
Revenue
Accounting, Tax & Advisory Services	$55,011	$45,885	$193,098	$166,090
Benefits & Insurance Services	36,888	34,682	109,475	106,996
National Practices — Other	18,251	17,145	55,115	51,289
Medical Practice Management	25,189	22,262	72,644	64,321
Total	$135,339	$119,974	$430,332	$388,696

Gross margin
Accounting, Tax & Advisory Services	$5,024	$3,521	$35,417	$29,875
Benefits & Insurance Services	8,038	6,919	21,892	22,170
National Practices — Other	1,375	1,512	5,235	5,208
Medical Practice Management	5,138	4,333	13,274	11,181
Total (1)	$14,503	$12,495	$60,578	$57,942
SELECT BALANCE SHEET DATA AND RATIOS

	SEPTEMBER 30,	DECEMBER 31,
	2005	2004 (3)
Cash and cash equivalents	$5,515	$5,291
Restricted cash	$9,102	$10,089
Accounts receivable, net	$107,782	$100,426
Current assets before funds held for clients	$142,916	$152,703
Funds held for clients	$51,279	$32,787
Goodwill and other intangible assets, net	$180,078	$172,644

Total assets	$434,640	$413,773

Current liabilities before client fund obligations	$76,728	$73,315
Client fund obligations	$51,279	$32,787
Bank debt	$43,750	$53,900

Total liabilities	$185,049	$167,276

Treasury stock	$(99,386)	$(85,650)

Total stockholders’ equity	$249,591	$246,497

Bank debt to equity	17.5%	21.9%
Days sales outstanding (2)	72	73

Shares outstanding	73,544	75,651

Basic shares outstanding	74,895	79,217

Diluted shares outstanding	76,886	81,477

(1) Includes operating expenses recorded by corporate and not directly allocated to the business units of $5,072 and $3,790 for the three months ended September 30, 2005 and 2004, and $15,240 and $10,492 for the nine months ended September 30, 2005 and 2004, respectively.
(2) Days sales outstanding (DSO) represent accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).
(3) Certain amounts in the 2004 financial data have been reclassified to conform to the current year presentation.

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007